EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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              Monadnock Community Bancorp, Inc. Receives Approvals
              to Complete its Second Step Conversion and Offering

Peterborough, New Hampshire - June 26, 2006 - Monadnock Community Bancorp, Inc. (OTC Bulletin Board: MNCK.OB) has received conditional regulatory approval to complete the mutual to stock conversion of Monadnock Mutual Holding Company and to complete the related stock offering. In addition, at special meetings held on June 20, 2006, the stockholders of Monadnock Community Bancorp, Inc. and the members of Monadnock Mutual Holding Company approved the plan of conversion and reorganization.

Shares of common stock representing Monadnock Mutual Holding Company's ownership interest in Monadnock Community Bancorp, Inc. were sold to investors in the subscription, community and syndicated community offerings. As a result of the conversion and offering, Monadnock Mutual Holding Company and Monadnock Community Bancorp, Inc. will cease to exist and Monadnock Bancorp, Inc., the Maryland corporation formed to facilitate the conversion, will become the parent holding company of Monadnock Community Bank and will be wholly owned by public stockholders. The conversion and offering are expected to be completed on the close of business on June 28, 2006. The closing of the transaction is subject to the satisfaction of customary closing conditions.

Monadnock Bancorp, Inc. sold an aggregate of 707,681 shares of common stock, the maximum of the offering range, at a purchase price of $8.00 per share. The Monadnock Community Bank employee stock ownership plan did not purchase shares of common stock in the offering. The employee stock ownership plan will purchase up to 6% of the shares of common stock sold in the offering through open market purchases. As part of the conversion, existing public stockholders of Monadnock Community Bancorp, Inc. will receive 1.3699 shares of Monadnock Bancorp, Inc. common stock in exchange for each of their existing shares of Monadnock Community Bancorp, Inc. common stock. The exchange ratio ensures that, after the conversion and offering, the public stockholders will maintain approximately the same ownership interest in Monadnock Bancorp, Inc. as they owned in Monadnock Community Bancorp, Inc. Cash will be issued in lieu of fractional shares based on the offering price of $8.00 per share. The share exchange will occur after the close of business on June 28, 2006. A total of 1,293,750 shares of common stock will be outstanding as a result of the offering and share exchange. Ryan Beck & Co., Inc. served as advisor and marketing agent with respect to the offering. The Washington D.C. law firm of Luse Gorman Pomerenk & Schick, P.C. served as special counsel in connection with the conversion and offering.

Monadnock Community Bancorp, Inc. common stock will continue to trade on the OTC Bulletin Board under the trading symbol "MNCK.OB." through June 28, 2006. Beginning on June 29, 2006, the shares of Monadnock Bancorp, Inc. common stock will begin trading on the OTC Bulletin Board under the trading symbol "MNKB.OB."

For  more  information  please  contact  the  Monadnock   Bancorp,   Inc.  stock
information center at (603) 924-1259.

Monadnock Community Bank is a full-service, community-oriented federal savings bank that provides financial services from two full-service facilities located in Peterborough, New Hampshire and Winchendon, Massachusetts.

This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated closing date of the offering, the anticipated exchange ratio and the anticipated size of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Monadnock Community Bancorp, Inc., Monadnock Bancorp, Inc. and Monadnock Community Bank, and changes in the securities markets.